FOR IMMEDIATE RELEASE


CONTACTS FROM                                CONTACTS FROM
REPUBLIC BANCORP INC.:                       D&N FINANCIAL CORPORATION:

    Dana M. Cluckey                             Kenneth R. Janson
    President and                               Chief Financial Officer
    Chief Operating Officer                     (906) 487-6258
           Or                                   (248) 740-2252
    Thomas F. Menacher                                  Or
    Senior Vice President, Treasurer and        Mary Jo Kristapovich
    Chief Financial Officer                     Director of Investor Relations
    (517) 725-7337                              (906) 487-6225
                   Or                           (248) 740-2247
    Kristine D. Brenner
    Director of Financial Reporting and
    Investor Relations
    (517) 725-7004


             REPUBLIC BANCORP INC. AND D&N FINANCIAL CORPORATION
                               ANNOUNCE MERGER


           Ann Arbor, Michigan, December 1, 1998... Republic Bancorp Inc., (NASDAQ-RBNC) and D&N Financial Corporation, Troy, Michigan (NASDAQ-DNFC) today announced the signing of a definitive agreement to merge, whereas Republic Bancorp Inc. will be the surviving corporation.

Highlights of a combined Republic and D&N Financial organization include:

     o The 4th largest bank holding company in Michigan with over $4 billion in assets

     o 180 offices including 86 retail and commercial banking offices in Michigan, Ohio and Indiana and 94 mortgage loan production offices in 21 states

     o Number One retail mortgage lender based in Michigan and the 19th largest in the country

     o    Number One Small Business Administration (SBA) lender in Michigan

     o    Market capitalization of approximately $700 million

           D&N Financial Corporation shareholders will receive 1.82 shares of Republic Bancorp common stock for each D&N Financial Corporation share owned. Based on Republic's closing stock price of $16.5625 on November 30, 1998, the transaction has a total value of $286 million, and represents a price of $30.14 for each D&N Financial share. Under the terms of the agreement, the merger will be accomplished through a tax-free exchange of shares and accounted for as a pooling-of-interests.

           "We are excited about the partnership that will result from this merger and we believe the transaction is a win-win situation for the shareholders, customers and employees of both institutions," commented Jerry
D. Campbell, Chairman and Chief Executive Officer of Republic Bancorp. "The combined company should provide us the opportunity to leverage Republic's strengths in mortgage banking and SBA lending and D&N's strengths in commercial and retail banking. Our goal is to be one of the leading financial services providers in our home state of Michigan. D&N will continue to operate its retail delivery system as a stand-alone bank through the early part of the year 2000. This will allow for the combined company to transition its operations on an orderly basis and to provide customers with `business as usual' banking. Our top priority is to ensure that our customers benefit from this partnership," noted Mr. Campbell.

           George J. Butvilas, President and Chief Executive Officer of D&N Financial Corporation commented, "Customers and shareholders will benefit from the strengths and the strategic geographical fit of the combined organization. We will combine the best practices of each company to provide additional deposit and loan products to our customers and to increase our market share. Additionally, the merger will expand career opportunities for our employees and enhance our role in the communities we serve in our home state of Michigan."

           The board of directors of the combined company will include all board members from each of the merging institutions. Jerry D. Campbell will continue as Chairman and Chief Executive Officer of Republic Bancorp. George
J. Butvilas will become Vice Chairman and director of Republic Bancorp Inc. and remain President and Chief Executive Officer of D&N Bank. Dana M. Cluckey will continue as President, Chief Operating Officer and director of Republic Bancorp Inc. The other directors of Republic Bancorp Inc. will continue to include Bruce L. Cook, Richard J. Cramer, Sr., Dr. George A. Eastman, Howard
J. Hulsman, Gary Hurand, Dennis J. Ibold, Stephen M. Klein, John J. Lennon, Sam H. McGoun, Kelly E. Miller, Joe D. Pentecost, Dr. Isaac J. Powell, George
B. Smith, and Dr. Jeoffrey K. Stross. The new Republic directors will include Joseph C. Bromley, Mary P. Cauley, Steven Coleman, Stanley A. Jacobson, Randolph P. Piper, Kenneth D. Seaton, B. Thomas M. Smith, Jr., Peter Van Pelt, and Steven E. Zack. The corporate headquarters will be in Ann Arbor, Michigan.

           It is estimated that the combined company will incur pre-tax merger-related charges of $20 to $30 million. The transaction is expected to be 1% accretive to Republic's earnings per share in 1999, and 4% accretive to earnings per share in 2000.

           Republic and D&N Financial estimate that they will reduce their expenses by $5 million, with approximately 33% of this savings being achieved in 1999, and the remainder being achieved in 2000. The cost savings represent 3% of the combined organization's operating expenses. Additionally, the companies believe there are significant opportunities for revenue synergies resulting from mortgage, commercial and consumer loan growth and new loan and deposit products.

           The merger, which was approved by the boards of directors of both companies, is subject to normal regulatory approvals and the approval of the shareholders of both companies. In connection with the merger agreement, D&N Financial has granted Republic Bancorp an option on 19.9% of its outstanding common stock. The transaction is expected to close in the second quarter of 1999.

           In further action, Republic's board of directors has rescinded its stock repurchase plan authorization.

           After the closing, the combined company expects to pay cash dividends at an annual rate of $0.32 per common share. This is equivalent to Republic Bancorp's current dividend rate and would represent an increase of 191% on the current dividend rate paid on D&N Financial Corporation common stock. This transaction is not expected to have any effect on the preferred stock of D&N Capital Corporation, a subsidiary of D&N Bank.

           Since 1995, D&N Financial Corporation has been the plaintiff in a lawsuit seeking damages from the United States of America stemming from the government's alleged breach of contract for assurances that supervisory goodwill from a previous combination could be considered to be regulatory capital (this matter is commonly referenced as "the goodwill lawsuit" and is similar to those being pursued by several other financial institutions). D&N Financial Corporation charged-off $37 million in goodwill when its phase-out as qualifying capital was complete. Republic Bancorp will assume the rights and duties of D&N Financial with respect to this litigation and intends to continue the aggressive pursuit of the case.


           D&N Financial Corporation, headquartered in Troy and Hancock, Michigan, has 53 financial services offices throughout Michigan, with a focus on the growing Southeastern Michigan market. D&N Bank provides a wide array of financial products and services to meet the needs of businesses and individual consumers through its network of community banks. It also provides investment and insurance services through D&N Investments, Inc., a licensed insurance agency, and offers residential mortgages and home equity lines of credit through D&N Mortgage Corporation. Preferred stock of D&N Capital Corporation, a subsidiary of the Bank, also trades on the Nasdaq Stock Market under the symbol DNFCP. To find out more about D&N visit its web site at www.dn.portup.com.

           Republic Bancorp Inc. is a $2.1 billion registered bank holding company with headquarters in Ann Arbor, Michigan. Republic's subsidiaries, Republic Bank (including its subsidiaries Republic Bancorp Mortgage Inc., Market Street Mortgage Corporation and CUB Funding Corporation) and Republic Savings Bank, operate 127 offices in the following 21 states: Michigan, Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Maryland, Massachusetts, Missouri, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Texas, Utah and Virginia. Republic is the Number One Small Business Administration (SBA) lender in Michigan for the fifth consecutive year and is the 22nd largest retail mortgage lender in the country having closed over $5.5 billion in mortgages through November 1998. Information about Republic Bancorp Inc.'s financial results, its products and services can be accessed on the Internet at http://www.republicbancorp.com.

           This news release contains certain estimates and projections regarding Republic Bancorp Inc., D&N Financial Corporation and the combined company following the merger, including estimates and projections relating to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: expected cost savings from the merger cannot be fully realized or realized within the expected timeframe; revenues following the merger may be lower than expected; competitive pressures among depository institutions may increase significantly; costs or difficulties related to the integration of the business of Republic and D&N Financial are greater than expected; changes in the interest rate environment may reduce interest margins and the fair value of financial instruments; general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; legislation or regulatory changes may adversely affect the businesses in which the combined company would engage; and adverse changes in the securities market.
               (Summary Fact Sheet and Map of Offices Enclosed)

                                    # # #

                            REPUBLIC BANCORP INC.
                          D&N FINANCIAL CORPORATION
                               December 1, 1998
                              Summary Fact Sheet

Combined Organization
    *     $4 billion in assets
    *     180 offices in 21 states
    *     2,200 employees
    *     Market capitalization of approximately $700 million

Strengths of Deal:
    *     4th largest bank holding company in Michigan
    * Opportunity to leverage Republic's strengths in mortgage banking and SBA lending and D&N's strengths in commercial and retail banking
    * Strong retail banking presence in the growing Southeastern Michigan market

Deal Structure:
    *     Pooling of Interests
    *     Tax-Free Stock Exchange
    *     Definitive Agreement Signed
    *     Due Diligence Completed
    *     No Caps or Collars

Terms:
    * 1.82 shares of Republic Bancorp Inc. common stock for each share of D&N Financial common stock

Pricing:
    Based on November 30, 1998 Republic Bancorp Inc. closing price of $16.5625 per share and D&N Financial of $23.0625 per share.
    *     Purchase Price per D&N Share          =    $30.14
    *     Price to Estimated D&N 1998 Earnings  =     18.2X
    *     Price to D&N Book Value               =     247%
    *     Total Deal Value                      =    $286 Million

Timing:
    *     Subject to normal regulatory and shareholder approvals
    *     Expected to close in second quarter, 1999

Advisors:
  For Republic Bancorp Inc.:      Roney Capital Markets
                                  Miller, Canfield, Paddock and Stone, P.L.C.
  For D&N Financial Corporation:  Hovde Financial
                                  Silver, Freedman & Taff, LLP

                          REPUBLIC BANCORP INC. AND
                          D&N FINANCIAL CORPORATION


                               MICHIGAN OFFICES





                         Map of the State of Michigan







REPUBLIC OFFICES        39
D&N OFFICES             53
                        --
      TOTAL             92



       On a combined basis, Republic Bancorp Inc. will have 180 offices in Michigan and 20 other states.